Exhibit 24


                         [Great Western Letterhead]


                                                               May 23, 1997


Dear Great Western Stockholder:

        As you know, your Board of Directors has strongly recommended that you approve Great Western's strategic merger with Washington Mutual. We thought you might be interested in reviewing the enclosed summary of why we believe the Great Western/Washington Mutual combination is superior in every way.

                            VOTE GREEN AND GOLD!

        Remember, you can help pave the way for prompt completion of the Washington Mutual merger. To approve the merger at the Special Meeting, simply sign, date and return the enclosed GREEN voting instruction form today. Under separate cover you are receiving a GOLD voting instruction form relating to the Annual Meeting, which we urge you also to sign, date and return.

        YOUR VOTE ON BOTH THE GREEN AND GOLD VOTING INSTRUCTION FORMS IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU MAY OWN. If you have any questions about how to vote your shares, please call our proxy solicitor, Georgeson & Company Inc., toll-free at 1-800-223-2064.

        Thank you for your continued support.

                             Sincerely,


/s/ John F. Maher                                  /s/ James F. Montgomery
John F. Maher                                      James F. Montgomery
President and Chief                                Chairman of the Board
Executive Officer